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                                                                    EXHIBIT 99.9



                                  GAINSCO INC.
                 REPLACEMENT NONQUALIFIED STOCK OPTION AGREEMENT

         This Replacement Nonqualified Stock Option Agreement (this "Agreement") is entered into between Gainsco, Inc., a Texas corporation (the "Company"), and Glenn W. Anderson (the "Optionee") this 24th day of July, 1998 pursuant to the second sentence of Section 4(c) of the Employment Agreement entered into by and between the Company and the Optionee dated effective as of April 17, 1998 (the "Employment Agreement") to supersede and replace the Nonqualified Stock Option Agreement dated April 25, 1998 between the Company and the Optionee, which is hereby cancelled. Terms used herein with an initial capital letter but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement. In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

         1. GRANT OF OPTION. The Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of 579,710 shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), at a purchase price of $5 3/4 per share.

         2. CHARACTER OF OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         3. TERM. The unexercised part of the Option will expire at 11:59 PM
(CST) on July 24, 2003.

         4. VESTING. The Option is fully vested and exercisable in full on the date of this Agreement.

         5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the Optionee's giving written notice of exercise to the Company at its principal place of business and the Optionee's payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.

         6. PAYMENT OF PURCHASE PRICE. Payment of the purchase price for any shares purchased pursuant to the Option shall be in cash or in such other form of consideration as the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") may permit.

         7. TRANSFER OF OPTIONS. The Option may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee's legally authorized representative.

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         8. TERMINATION. The Option shall terminate on the expiration date set forth in Section 3 above; provided, however, that in the event of the termination of the Optionee's service as an employee of the Company, the Option shall terminate on the following date, as applicable:

                  a. On the expiration date specified in Section 3 if Optionee terminates his employment with the Company any time during the period that begins on the business day before and ends at the end of a period of twenty-four
(24) months beyond the month in which such change in control occurs;

                  b. On the expiration date specified in Section 3 if the termination of Optionee's employment is effected by the Company without Cause as specified in Section 6 of the Employment Agreement;

                  c. On the date that is one year after the date of Optionee's termination of employment if such termination is on account of the Optionee's death or Disability;

                  d. On the date of Optionee's termination of employment if such termination is effected by the Company for Cause or is effected by the Optionee (except as provided in Section 8a above with respect to a "change in control" termination); or

                  e. On the expiration date specified in Section 3 in the event of the expiration of the Employment Agreement after its initial forty-eight month term without renewal by the parties for an additional year pursuant to
Section 3 of the Employment Agreement.

         9. RESERVATION OF SHARES. The Company shall at all times during the term of the Option reserve and keep available a sufficient number of shares of its Common Stock to satisfy the Company's obligation to transfer shares to the Optionee upon exercise of the Option.

         10. TAX WITHHOLDING. If the Company determines that the issuance of shares of Common Stock to the Optionee upon his exercise in whole or in part of the Option is subject to any federal, state, or local tax withholding requirement, the Company shall notify the Optionee of such requirement, and, as a condition to the issuance of such shares, the Optionee shall pay to the Company, in cash or in any other form of consideration the Company's Board of Directors may permit, the amount required to be withheld.

         11. COMPLIANCE WITH SECURITIES LAWS. Shares of Common Stock shall be issued pursuant to the exercise of the Option only if the Company determines that the issuance and delivery of the shares will comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933 and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Company's Common Stock then is listed. The Optionee consents to the imposition of a legend upon the certificate representing such shares restricting their transfer as required by law or by this Agreement.

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         12. ANTIDILUTION. If the outstanding Common Stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split, or reverse stock split, an appropriate and proportionate adjustment shall be made in the number and type of shares subject to the Option. Any such adjustment in the Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share covered by the Option. The foregoing adjustments and the manner of application of this section shall be determined solely by the Compensation Committee.

         13. AMENDMENT. This Agreement may be amended only by an instrument in writing signed by both the Company and the Optionee.

         14. PRIOR OPTION CANCELLED. The Nonqualified Stock Option Agreement dated April 25, 1998 between the Company and the Optionee is hereby cancelled.

         15. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Texas and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor, or other legal representative of the Optionee.

         Executed as of the first day written above.

                                     GAINSCO, INC.


                                            /s/ JOEL C.PUCKETT
                                            -----------------------------------
                                                Chairman of the Board



                                            /s/  GLENN W. ANDERSON
                                            -----------------------------------
                                                 GLENN W. ANDERSON


                                            ###-##-####
                                            -----------------------------------
                                            Social Security Number of Optionee


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